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                                                                   Exhibit 99.3


FINISAR CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE SHOMITI SYSTEMS, INC.

SUNNYVALE, Calif.--(BUSINESS WIRE)--Nov. 21, 2000--Finisar Corporation (Nasdaq:
FNSR), a leading provider of gigabit fiber optic solutions for high-speed data networks, today announced it has entered into a definitive agreement to acquire Shomiti Systems, Inc. Shomiti Systems, headquartered in San Jose, California, has developed a broad line of Ethernet and voice over internet protocol (VoIP) analysis products from 10 megabits to 10 gigabits.

Live Webcast

Additional information about Finisar's pending acquisition of Shomiti Systems will be available in a webcast at www.finisar.com scheduled for today, November 21, at 5:00 pm EDT (2:00 pm PDT). A replay of this webcast will be available beginning approximately eight hours later.

Background

Established in 1995, Shomiti Systems is a technology leader in designing products which measure the performance of Ethernet networks in order to enhance their quality of service (QoS). Shomiti's award-winning "Surveyor" and "Explorer" line of products are currently being deployed for measuring and monitoring 10-100 megabit and Gigabit Ethernet local area networks (LANs) and e-commerce storage server farms. With the acquisition of Shomiti Systems, Finisar will gain access to this fundamental technology in its quest to extend its capabilities as a provider of next generation test equipment for Fibre Channel, Gigabit Ethernet and Infiniband networks.

"We have always felt that our strength in designing optical subsystems for Fibre Channel applications was amplified by the ability to design instruments which are able to test, monitor and troubleshoot these optical devices in a storage area network (SAN)," said Jerry Rawls, Finisar's President and CEO. "With the addition of Shomiti, we have created a similar capability for Ethernet and IP networking applications," added Rawls.

"With Finisar's reputation in Fibre Channel test instruments and their growing presence in Gigabit Ethernet, we are a perfect fit for them," said Bill Shaw, Shomiti's President and CEO. "Our combined company will span all of the technologies that underlay local area network (LAN) and storage area network
(SAN) applications including SCSI storage over IP, Fibre Channel or Infiniband and IP and VoIP analysis on Ethernet or Infiniband. Our combined strengths in ASIC design and software development will make Finisar a formidable opponent in providing state-of-the-art tools for network analysis," added Shaw.

Transaction

Under the terms of the agreement, Shomiti Systems will merge with a wholly-owned subsidiary of Finisar, and Shomiti stockholders will be entitled to receive up to approximately 4.3 million shares of Finisar Common Stock including shares issuable upon exercise of options assumed in the merger. The transaction will be accounted for as a purchase and is intended to qualify as a tax-free reorganization. The closing price of Finisar's Common Stock on November 20, 2000 was $22.13 per share, giving the transaction an approximate value of $95 million. The transaction is expected to close during the first calendar quarter of 2001 and is subject to approval by Shomiti's stockholders, the notification requirements of the Hart-Scott-Rodino Antitrust Act and other customary conditions.

Following the merger, Shomiti Systems will operate as a subsidiary of Finisar at its current facility in San Jose, California. Bill Shaw, Shomiti's President and CEO, will continue to serve as President and CEO of the Shomiti subsidiary.

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ABOUT FINISAR

Finisar Corporation (Nasdaq:FNSR) is a leading provider of fiber optic subsystems and network performance test systems which enable high-speed data communications over Gigabit Ethernet local area networks (LANs), Fibre Channel storage area networks (SANs), and wide-area and metropolitan data networking applications (WANs and MANs). The Company is focused on the application of digital fiber optics to provide a broad line of high-performance, reliable, value-added optical subsystems for networking and storage equipment manufacturers. The Company's headquarters are located at 1308 Moffett Park Drive, Sunnyvale, CA 94089. For more information, visit the Company's web site at http://www.finisar.com.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Finisar's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth; intensive competition; and potential problems related to the assimilation and integration of the operations, technologies and products of two recently acquired companies, Sensors Unlimited and Demeter Technologies, as well as those of Transwave Fiber and Shomiti Systems which Finisar has agreed to acquire. Other risks relating to Finisar's business are set forth in Finisar's Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.

CONTACT:   Finisar
           Steve Workman or Shelby Palmer, 408/542-5050 investor.relations@finisar.com
           Fax: 408/541-9579